UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2003

SEABULK INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28732	65-0966399

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida	33316

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (954) 523-2200

Item 5. Other Events

     Seabulk International, Inc. issued a press release on July 30, 2003, in accordance with SEC Rule 135c, announcing the pricing of its previously announced private offering of senior notes. The following was included in the press release:

SEABULK INTERNATIONAL ANNOUNCES
PRICING OF SENIOR NOTES

     Fort Lauderdale, FL, July 30, 2003 – Seabulk International, Inc. (Nasdaq: SBLK) today announced that it has priced the previously announced private placement offering of $150 million of Senior Notes Due 2013 at 9.5%. The notes were priced at par, and closing is expected on August 5, 2003. Net proceeds will be used to repay a portion of the Company’s indebtedness under its existing bank credit facility.

     Upon completion of the offering and application of the net proceeds, the Company’s secured bank credit facility will be amended to provide for a five-year revolving credit facility in the amount of $80 million, approximately $50 million of which will remain undrawn and available for general corporate purposes, including vessel acquisitions and other asset purchases.

     The Senior Notes, which are senior unsecured obligations of the Company, have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and therefore may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. The Notes will be eligible for resale to qualified institutional buyers under Rule 144A. This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes.

     With a fleet of 157 vessels, Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries.

     This press release contains forward-looking statements within the meaning of the Federal securities laws. Such statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied in this release. Additional information regarding these risks and uncertainties and other factors affecting our business appears in our Reports on Form 10-K and Form 10-Q that we have filed with the Securities and Exchange Commission.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABULK INTERNATIONAL, INC.

By: /s/ ALAN R. TWAITS

ALAN R. TWAITS Senior Vice President, General Counsel and Secretary
July 31, 2003

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